Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FOURTH QUARTER
FINANCIAL RESULTS

SAN DIEGO - February 28, 2019 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the fourth quarter and full-year ended December 31, 2018.

“Mirati made great progress in 2018 with significant advances in our sitravatinib and KRAS (MRTX849) programs. We remain focused on both programs as we anticipate enrolling second-line NSCLC patients in our Phase 3 randomized trial with sitravatinib in combination with nivolumab in the first half of 2019. We look forward to seeing data from our collaboration with BeiGene, with initial proof of concept data from the clinical trials studying sitravatinib in combination with tislelizumab, in certain tumor types, expected in the second half of 2019. We’re also excited to see MRTX849 advance in the Phase 1/2 trial toward initial clinical efficacy data this year,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “We are well funded to execute our plans following a successful financing in January and look forward to a pivotal year for Mirati.”

Financial Results for the Fourth Quarter and Full Year 2018

Cash, cash equivalents, and short-term investments were $222.8 million at December 31, 2018, compared to $150.8 million at December 31, 2017. In January 2019, we completed a public equity offering with net proceeds of $107.9 million.
License and collaboration revenues for the fourth quarter of 2018 were $3.5 million and for the year ended December 31, 2018 were $12.9 million. There were no license and collaboration revenues during the same periods of 2017. License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd., which became effective January 7, 2018.
Research and development expenses for the fourth quarter of 2018 were $26.8 million, compared to $15.2 million for the same period in 2017. Research and development expenses for the year ended December 31, 2018 were $93.9 million compared to $58.1 million for the same period in 2017. The increase in research and development expenses for both periods is due to an increase in expense associated with sitravatinib and our KRAS inhibitor program, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The increase in sitravatinib expense is due to increased costs to support the expansion of existing and new clinical trials and the increase in KRAS inhibitor program expense relates primarily to increased manufacturing expenses for our lead clinical compound, MRTX849. The Company recognized research and development-related share-based compensation expense of $2.1 million during the fourth quarter of 2018 as compared to $0.7 million for same period in 2017 and $7.2 million during the year ended December 31, 2018 as compared to $3.2 million for the same period in 2017.

General and administrative expenses for the fourth quarter of 2018 were $6.4 million, compared to $3.0 million for the same period in 2017. General and administrative expenses for the year ended December 31, 2018 were $21.7 million compared to $13.5 million for the same period of 2017. The increase is due primarily to an increase in share-based compensation expense, and to a lesser extent increases in salaries and related expense, professional and consulting fees and patent filing fees. The Company recognized general and administrative-related share-based compensation expense of $2.1 million during the fourth quarter of 2018 as compared to $0.6 million for same period in 2017 and of $8.6 million during the year ended December 31, 2018 as compared to $3.6 million for the same period in 2017.
Net loss for the fourth quarter of 2018 was $28.3 million, or $0.87 per share basic and diluted, compared to net loss of $17.9 million, or $0.67 per share basic and diluted for the same period in 2017. Net loss for the year ended December 31, 2018 was $98.4 million, or $3.19 per share, compared to $70.4 million, or $2.78 per share, for the same period of 2017.

About Sitravatinib
Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.
Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion clinical trial emphasizing enrollment of patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma. Sitravatinib potently inhibits these RTKs and is being investigated as a treatment option for cancer patients with CBL mutations.

About MRTX849
MRTX849 is an investigational, orally-available small molecule, that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of NSCLC adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified KRAS G12C-positive advanced solid tumors.

About Mirati Therapeutics
Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors; an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in non-small cell lung cancer projected to initiate in the first half of 2019. Sitravatinib is also being evaluated as a single agent in patients with NSCLC, melanoma and other solid tumor types whose tumors harbor specific genetic alterations in CBL.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target drives approximately 14% of non-small cell lung adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2018	December 31, 2017

Assets
Current assets
Cash, cash equivalents and short-term investments	$222,790	$150,837
Other current assets	3,870	4,922
Total current assets	226,660	155,759

Property and equipment, net	473	525
Other long-term assets	1,321	962
Total assets	$228,454	$157,246

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$25,775	$13,644
Deferred revenue	371	—
Total current liabilities	26,146	13,644
Deferred revenue and other liabilities	732	314
Total liabilities	26,878	13,958

Stockholders' equity	201,576	143,288

Total liabilities and stockholders' equity	$228,454	$157,246

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenues
License and collaboration revenues	$3,459	$—	$12,926	$—
Total Revenue	3,459	—	12,926	—

Expenses
Research and development	$26,758	$15,244	$93,872	$58,085
General and administrative	6,373	2,984	21,681	13,450
Total operating expenses	33,131	18,228	115,553	71,535

Loss from operations	(29,672)	(18,228)	(102,627)	(71,535)

Other income, net	1,400	333	4,209	1,105

Net loss	$(28,272)	$(17,895)	$(98,418)	$(70,430)

Unrealized gain (loss) on available-for-sale investments	35	(34)	—	(54)

Comprehensive loss	$(28,237)	$(17,929)	$(98,418)	$(70,484)

Basic and diluted net loss per share	$(0.87)	$(0.67)	$(3.19)	$(2.78)

Weighted average number of shares used in computing net loss per share, basic and diluted	32,522	26,833	30,898	25,290